UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF NEW YORK
------------------------------x
                               :
In re:                         :      CHAPTER 11
                               :      Substantively Consolidated
APPONLINE.COM, INC., ISLAND    :
MORTGAGE NETWORK, INC., and    :      Case Nos.      800-84686-478
ACTION ABSTRACT, INC.,         :                     800-84687-478
                               :                     800-85007-478
                               :                     801-85195-478
                               :                     801-85202-478
               Debtors.        :
------------------------------ :
                               :
HOUSEHOLD COMMERCIAL FINANCIAL :
SERVICES, INC., MATRIX CAPITAL :
BANK, and HSA RESIDENTIAL      :
MORTGAGE SERVICES OF TEXAS,    :
                               :      Adv. Proc. No. 802-8167-478
                               :
                               :
              Plaintiffs,      :
                               :
                               :
                               :
      -against-                :
                               :
ACTION ABSTRACT, INC., ISLAND  :       COMPLAINT
MORTGAGE NETWORK, INC.,        :
APPONLINE.COM, INC., and       :
STATE BANK OF LONG ISLAND,     :
                               :
                Defendants.    :
-------------------------------x

                  Plaintiffs Household Commercial Financial Services, Inc. ("Household Commercial"), Matrix Capital Bank ("Matrix") and HSA Residential Mortgage Services of Texas ("RMST"), by and through their attorneys, as and for their Complaint against defendants Action Abstract, Inc. ("Action Abstract"), Island Mortgage Network, Inc. ("Island Mortgage Network"), AppOnLine.com, Inc. ("AppOnLine") (collectively with Action Abstract and Island Mortgage Network, the "Debtors") and State Bank of Long Island ("State Bank", and collectively with Action Abstract, Island Mortgage Network and AppOnLine, the "Defendants"),

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bring this action to recover tens of millions of dollars they deposited in an escrow account at State Bank solely to fund or purchase specific mortgages (or to be immediately returned to them if the mortgage transactions were not effectuated) that were misappropriated pursuant to a wide-ranging scheme to defraud Plaintiffs perpetrated by Debtors and others with the aid and assistance of State Bank.

1. Five individuals - including officers and employees of various corporate defendants - have pleaded guilty to wire fraud, securities fraud, money laundering, and conspiracy in criminal proceedings involving the fraud perpetrated against the Plaintiffs. Seven other individuals have been indicted and await trial. The United States Securities and Exchange Commission has commenced a related civil injunctive action against these twelve individuals and three others, and the United States Attorney for the Eastern District of New York is continuing its investigation into this fraud.

2. Former officers of defendant Island Mortgage Network - whose mortgage banking license was revoked by the New York State Banking Department - and defendant AppOnLine, including Edward Capuano, Chief Executive Officer of AppOnLine and President of Island Mortgage Network, Jeffrey Skulsky, President of AppOnLine and Director of Operations of Island Mortgage Network, and Cindy Eisele, Secretary, Treasurer and Chief Financial Officer of Island Mortgage Network, together with Robert Knickman, the former President of defendant Action Abstract, have stated that they would invoke the Fifth Amendment if asked to testify about their failure to fund tens of millions of dollars of residential mortgage loans or the whereabouts of the tens of millions of dollars wired by Plaintiffs to purchase these loans.



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3. In addition, Thomas Goldrick, Kenneth M. Scheriff, Kevin Hennessy and Peter
Yovine, each of whom is an officer of State Bank, has invoked the Fifth Amendment and refused to answer questions concerning the dealings between State Bank and the other defendants and State Bank's involvement in the fraud perpetrated by Island Mortgage Network.

4. Here, Plaintiffs allege, inter alia, that defendant State Bank is liable for the losses incurred by Plaintiffs because it aided and abetted a fraudulent plan by one of its largest and most profitable commercial customers - defendant Island Mortgage Network - to deceive the Plaintiffs into providing monies to fund mortgages which, once deposited in an escrow account with State Bank, were diverted for improper purposes.

5. The allegations herein are made upon information and belief, based, inter alia, on investigation by counsel for the Plaintiffs including review of publicly available documents, agreements between Plaintiffs and the Debtors, representations of counsel for certain officers of Debtors, documents filed in the these bankruptcy cases, documents produced by State Bank, depositions of five State Bank officers, and the investigation by the Trustee (as defined below) of the business, operations and conduct of the Debtors as well as their relationship with State Bank, and sworn statements of the Trustee and of the Secretary, Treasurer and Chief Financial Officer of AppOnLine and Island Mortgage Network.
                                   The Parties

6. Plaintiff Household Commercial is a Delaware corporation with its principal place of business in Illinois.

7. Plaintiff Matrix is a federally chartered bank organized under the laws of the United States with its principal place of business in Las Cruces, New Mexico.

8. Plaintiff RMST is a Delaware corporation with its principal place of business in Texas.


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9. Defendant Action Abstract is a New York corporation with its principal place of business at 300 Corporate Plaza, Islandia, New York 11722. Action Abstract is wholly owned by its President, Robert Knickman ("Knickman"), who also served as a Director of Defendant AppOnLine. Action Abstract (and its assets, including all of its accounts at State Bank) was controlled by Island Mortgage Network. Action Abstract had a subsidiary, National Settlement Services Corp. ("National Settlement"), which maintained its principal place of business at the same location as Action Abstract, 300 Corporate Plaza, Islandia, New York 11722. National Settlement was controlled by Island Mortgage Network, including all of its accounts at State Bank.

10. Defendant Island Mortgage Network is a New York corporation with its principal place of business at 201 Old Country Road, Melville, New York 11747. Island Mortgage Network was engaged in the business of originating and selling mortgage loans. As discussed more specifically below, in the course of this business, Island Mortgage Network entered into agreements with each of the Plaintiffs, each of which provided Island Mortgage Network with a warehouse credit facility to fund, or a commitment to purchase, certain mortgages originated by Island Mortgage Network.

11. Defendant AppOnLine.com, Inc. ("AppOnLine") is a New York corporation, which also maintained its principal place of business at the same location as Island Mortgage Network, 201 Old Country Road, Melville, New York 11747. AppOnLine's principal operating subsidiary is defendant Island Mortgage Network.

12. AppOnLine and Island Mortgage Network had interlocking officers and directors. Edward R. Capuano ("Capuano") was president of Island Mortgage Network from 1995 through approximately mid-2000 and served as Chairman of the Board and Chief


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Executive Officer of AppOnLine. In addition, Cindy Eisele ("Eisele") was the
Chief Financial Officer, Treasurer and Secretary of AppOnLine as well as of Island Mortgage Network.

13. Defendant State Bank is a New York banking corporation with its principal place of business at 699 Hillside Avenue, New Hyde Park, New York 11040 and with a branch office located at 27 Smith Street, Farmingdale, New York 11735. With isolated exceptions, Action Abstract, Island Mortgage Network, AppOnLine, and National Settlement maintained all of their accounts, which numbered in the dozens, at the Farmingdale Branch of State Bank under a "group account" arrangement (collectively, the "State Bank accounts").

14. On July 19, 2000, Island Mortgage Network and AppOnLine each filed a petition under Chapter 11 of the Bankruptcy Code in this Court (Case Numbers 800-84687-478 and 800-84686-478, respectively). On July 28, 2000, an involuntary bankruptcy petition was filed against Action Abstract by Household Commercial, Matrix, RMST, and other warehouse parties (Case Number 800-85007). On July 28, 2001, this Court granted the motion of certain creditors of those debtors seeking the appointment of a trustee. The United States Trustee thereafter appointed Alan M. Jacobs as trustee of the estates of Island Mortgage Network and AppOnLine (the "Trustee"), which appointment was confirmed by this Court. On June 20, 2001, at the direction of the Trustee, a Chapter 11 bankruptcy petition was filed for National Settlement. Thereafter, this Court issued an Order consolidating the estates of Island Mortgage Network, AppOnLine, Action Abstract and National Settlement (Case Numbers 800-85007-478 and 801-85195-478 through 801-85202-478) (collectively, the "Bankruptcy Proceedings"). The Trustee has been appointed trustee in each of the Bankruptcy Proceedings.

15. The Bankruptcy Proceedings stay the instant action with respect to Island Mortgage Network, AppOnLine, and Action Abstract. However, this Complaint (a) asserts



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claims against a party not in bankruptcy, i.e., State Bank, and (b)
asserts and preserves (although Plaintiffs do not seek to prosecute) claims against Debtors.
                             Jurisdiction and Venue

16. This adversary proceeding is being brought pursuant to Rule 7001 of the Federal Rules of Bankruptcy Procedure. This Court has jurisdiction over this adversary proceeding pursuant to 28 U.S.C.ss.ss.157 and 1334.

17. Venue in this district is proper pursuant to 28 U.S.C.ss.ss.1409 and 1410, and 28 U.S.C.ss. 1391(b) in that, inter alia, a substantial part of the events giving rise to the claims herein occurred in this district and Defendants are subject to personal jurisdiction in this district as of the commencement of this action.

18. This matter is a non-core proceeding that is related to a case under title 11 pursuant to 28 U.S.C.ss. 157.

                               FACTUAL BACKGROUND

I.       The Fraud - Improper Use of Residential Mortgage Funds

19. From approximately June 1997 through mid-July 2000, AppOnLine, a holding company, operated a mortgage banking and brokerage business through its principal operating subsidiary, Island Mortgage Network, a licensed mortgage banker, which originated and sold residential mortgage loans at branches located throughout the United States. Most of the mortgage loans were funded with monies advanced under warehouse lines of credit of the kind provided by Household Commercial, or mortgage purchase agreements of the kind provided by Matrix and RMST. Virtually all mortgages were closed subject to a binding purchase agreement with an investor and sold shortly after closing. Island Mortgage Network did not service the loans.



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20. Under each of their respective agreements described in greater detail below,
Plaintiffs advanced funds based on Island Mortgage Network's representations that the funds would be used to close or fund the purchase of specified residential mortgages, or be immediately returned. Funds were advanced by Plaintiffs for the sole purpose of closing or funding the purchase of the identified mortgage transactions, and, based upon Island
Mortgage Network's direction, were placed in escrow with Action Abstract in a designated account at State Bank. Action Abstract was represented to Plaintiffs by the Debtors as an independent, third-party closing agent for the mortgage transactions with an escrow account to receive Plaintiffs' funds. Contrary to these representations, Action Abstract acted at the direction and control of Island Mortgage Network, including its fraudulent misappropriations of Plaintiffs' funds wired to Action Abstract's purported escrow account.

21. Commencing in or about late June or early July 2000, and continuing over the course of the next several months, Plaintiffs and other warehouse parties discovered that millions of dollars provided by them at the request of Island Mortgage Network for the closing or purchase of specific mortgages, and wired into the Action Abstract escrow account at State Bank, were never used for that purpose. Rather, millions of dollars were diverted, for the benefit of Action Abstract, Island Mortgage Network, AppOnLine, and their affiliates, with the knowledge, aid and assistance of, and also for the benefit of, State Bank and its officers.

22. Defendants participated in a diversion and misuse of over $50 million received from Plaintiffs and other warehouse parties. State Bank, knowing that Action Abstract received funds from Plaintiffs for use solely to finance residential mortgages, permitted Plaintiffs' funds to be transferred between accounts at State Bank and to be used to pay off loans from State Bank to National Settlement, which was controlled by Island Mortgage Network.


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State Bank took affirmative steps to cover up the Debtors' fraud by, among other things, refusing to respond to inquiries by homeowners as to why checks for their mortgages were dishonored.

23. The State Bank accounts were an instrumental part of the successful scheme to defraud Plaintiffs and other warehouse parties. The Trustee has described the fraud as a "large-scale pyramid scheme through which the Warehouse Lenders, closing agents and other creditors were defrauded of tens of millions of dollars." Based on his investigation, the Trustee has alleged, and based thereon, Plaintiffs allege here, that

    (a) State Bank's administration of the State Bank accounts was critical to the fraud perpetrated by the Debtors;

    (b) The fraud was facilitated by special arrangements made by State Bank concerning these accounts, including those at issue herein;

    (c) State Bank permitted Island Mortgage Network and Action Abstract to transfer monies deposited in certain trust accounts held in the name of separate corporations and intended to fund mortgage closings out of those accounts and into accounts held in the name of Island Mortgage Network and others for use in general corporate purposes; and

    (d) State Bank appears to have allowed Debtors to run multi-million dollar overdrafts, on a routine basis, in the principal trust account used to fund mortgage closings.

A.       The Parties' Agreements

         1.       Household Commercial

24. On or about October 28, 1999, Plaintiff Household Commercial entered into a series of agreements with Island Mortgage Network pursuant to which Household Commercial agreed to provide it with a Revolving Warehousing Line of Credit facility in the


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total amount of $35 million for use in connection with Island
Mortgage Network's acquisition or origination of residential mortgage loans. These agreements included: (i) Warehousing Line Revolving Credit Agreement dated as of October 28, 1999, as amended (the "Credit Agreement"); (ii) a Revolving Credit Note; and (iii) a Security Agreement dated as of October 28, 1999 (the "Security Agreement"). At the same time Household Commercial entered into a Guaranty dated October 28, 1999 with AppOnLine as well as several of its subsidiaries, in which they agreed to guarantee the obligations of Island Mortgage Network (collectively with the Credit Agreement and Security Agreement the "Household Commercial Agreements"). Household Commercial agreed to advance monies to Island Mortgage Network solely to fund specific mortgage loan transactions upon receipt of written representations from Island Mortgage Network that it had originated or acquired the mortgage loan and would provide supporting documentation within a specified time period.

25. Island Mortgage Network was required to notify Household Commercial of its request for funding for particular mortgages by 3:30 p.m. at least one business day prior to the date of a requested disbursement. Under Section 2.4(b) of the Credit Agreement, funds would be loaned by Household Commercial provided that Island Mortgage Network directed Household Commercial "to wire transfer the proceeds of each loan hereunder to the Closing Agent . . ." The Security Agreement grants Household Commercial a security interest in specified collateral documents, including mortgage notes, mortgages and deeds of trust. These were required to be delivered "promptly" to Household Commercial following closing of each mortgage loan, which in practice was expected to occur no later than three business days after the relevant closing. In Section 5.4 of the Credit Agreement, Island Mortgage Network



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expressly represented that funds advanced by Household Commercial
"shall be used by [Island] . . . . solely for the purchase or funding by it of
Eligible Mortgage Loans."

26. Pursuant to established procedures, Island Mortgage Network issued a written funding request to Household Commercial for each mortgage loan transaction, in which it designated an individual borrower, the terms and purpose of the mortgage loan, the date to fund, the wire amount of the loan, and the funding/closing date, and stated that it had "issued a commitment to the borrower covering this loan. This loan will be properly closed and funded." Each funding request specifically stated that Island Mortgage Network requested an advance "under our warehouse line of credit for the above loan," requested Household Commercial to "advance funds for this loan in accordance with our agreements" (emphasis added). Island Mortgage Network's funding requests all directed Household Commercial to wire the funds to "Beneficiary/Closing Agent:
Action Abstract, Inc. Settlement Account No. 41707314" at State Bank of Long Island, Islandia, New York (the "314 Account"). Action Abstract was expressly represented as the "Beneficiary/Closing Agent" for each transaction and advance of funds.

27. In each case, Household Commercial followed this direction and wired funds for each loan requested by Island Mortgage Network to the 314 Account upon the belief that the 314 Account was used solely for holding and disbursing funds to close the specific mortgage transactions for which Household Commercial was asked to and did wire funds. Household Commercial instructed Action Abstract to call it "immediately" if any loan for which it wired funds to the 314 Account did not close, and further instructed that "in the event that the loan does not close, you are directed to immediately return the funds, received by you from Household, to Household via electronic funds transfer."



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         2.       Matrix

28. On or about January 12, 2000, Matrix entered into a Mortgage Purchase/Repurchase Agreement (the "Matrix Agreement") with Island Mortgage Network. AppOnLine guaranteed the obligations to Island Mortgage Network under the Matrix Agreement. Pursuant to the Matrix Agreement, Matrix agreed to buy, and Island Mortgage Network agreed to sell, certain mortgage loans originated by Island Mortgage Network.

29. Pursuant to the Matrix Agreement, Matrix agreed to wire funds at the request of Island Mortgage Network in an amount equal to the amount of each specified mortgage, prior to closing of the mortgage transaction, upon receipt of the mortgage underwriting package from Island Mortgage Network. These advances were intended for use by island Mortgage Network to fund the specified mortgages to be purchased by Matrix. In exchange, Island Mortgage Network promised to deliver to Matrix the closing and title documents for each mortgage to be purchased within five (5) business days of the receipt of funds advanced by Matrix pursuant to Section 3.01 of the Matrix Agreement.

         3.       RMST

30. RMST entered into a Mortgages Purchase Agreement (the "RMST Agreement") with Island Mortgage Network dated January 31, 2000. AppOnLine guaranteed the obligations of Island Mortgage Network to RMST under the RMST Agreement. Pursuant to the RMST Agreement, RMST purchased mortgage loans originated by Island Mortgage Network to finance the purchase or refinancing of owner-occupied and investor-owned one-to four-family residential dwellings and the land on which they are situated.

31. Under the RMST Agreement, Island Mortgage Network would offer to sell a mortgage loan to RMST by faxing to RMST an Offer to Sell for a specific loan, along with supporting documentation including the mortgage loan application. The Offer to Sell would also



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be accompanied by a commitment  from an  RMST-approved  investor to purchase the mortgage loan from RMST. If RMST accepted Island Mortgage Network's offer, it would, in reliance on Island Mortgage Network's representations, wire funds equal to the purchase price of the mortgage to the 314 Account. The funds that RMST would advance to Island Mortgage Network to originate the mortgages were forwarded from the RMST credit facility with another lender. RMST remained liable to that lender for those funds until they were repaid.

32. These funds were explicitly for use to fund the specified mortgages to be purchased by RMST. Action Abstract was to effect the closing of the mortgage loan to the consumer, and Island Mortgage Network promised to deliver to RMST the closing and title documents for each mortgage to be purchased within twenty-four (24) hours of the receipt of funds sent by RMST.

B.       The Discovery of the Fraud

33. In or about late June or early July 2000, Household Commercial, Matrix, RMST, and the other entities that advanced monies to Island Mortgage Network under warehouse credit or mortgage purchase agreements to fund its mortgage banking operations (collectively referred to herein as "Warehouse Parties") discovered Debtors were not providing collateral or closing and title documents for purported mortgage transactions, and that millions of dollars of their funds had been misappropriated by Debtors. At the end of June, bank regulators suspended the mortgage banking license of Island Mortgage Network.

34. Household Commercial made 56 separate loans totaling $9,621,774 (face value) to Island Mortgage Network, all of which, except for one loan made March 13, 2000 (in the amount of $249,900), were made during the period June 14 through June 23, 2000, and the funds were wired by Household Commercial to the 314 Account. These funds were not used to finance the specified mortgages nor were they returned to Household Commercial.


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35. On June 23, 2000,  Household  Commercial advised Island Mortgage Network and other responsible entities they were in default of their agreements and that Household Commercial was terminating its obligation to extend any more credit, and requested full payment of all amounts due. Household Commercial received no response. Subsequent efforts to obtain repayment of misappropriated funds were entirely unsuccessful.

36. Acting pursuant to the Matrix Agreement and the instructions of Island Mortgage Network, Matrix advanced $12,139,441 by wire transfer to Action Abstract, the agent of Island Mortgage Network, for the purchase of 89 mortgage loans between on or about May 23, 2000 and on or about June 23, 2000. Between June 1 and June 9, 2000, Matrix deposited over $7,010,028 in the 314 Account for the purchase of some of these mortgage loans. The sum of $5,112,221 of the funds advanced by Matrix for the purchase of 39 mortgage loans were not used by Island Mortgage to fully fund the purchase of the specified mortgages nor were these funds returned to Matrix. Matrix terminated the Matrix Agreement effective on or about June 16, 2000. Subsequent efforts by Matrix to obtain repayment of these misappropriated funds were unsuccessful.

37. Pursuant to the RMST Agreement and the representations and instructions of Island Mortgage Network, RMST purchased 1,263 mortgage loans from Island Mortgage Network during the period beginning on or about March 28, 2000, and ending on or about June 26, 2000. Approximately 686 of these loans were resold to investors and other acquiring entities. Of the remaining 577 loans, RMST has approximately 330 open, or "wet," mortgages with Island Mortgage Network, i.e., mortgages for which RMST advanced funds but has not received the closing documentation. RMST wired approximately $37,328,983 for these 330 loans. In each of these transactions, RMST wired the purchase price to the 314 Account. These funds



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were not used to purchase  the  specified  mortgages  nor were they  returned to
RMST. RMST has received closing documentation for the remaining 247 loans (the "dry loans") but, as a direct and foreseeable result of the fraud alleged herein, various claims have been asserted in connection with many of these loans and certain other of these dry loans are not saleable.

38. In July 2000, RMST demanded prompt delivery of all files and papers relating to each mortgage loan and directed Island Mortgage Network to remit any mortgage payments received and escrow funds held on each loan. Subsequent efforts by RMST to obtain repayment of these misappropriated funds were unsuccessful.

39. The monies advanced by Household Commercial, Matrix, and RMST as described in paragraphs 34-38 above were not used for their intended purposes or returned to Household Commercial, Matrix or RMST as required under their respective agreements with Island Mortgage Network. Instead, pursuant to the fraudulent plan aided and abetted by State Bank, these funds were improperly transferred and re-transferred, generally in lump-sum amounts (with no relation to the specific mortgage loans the monies were sent to the 314 Account to fund by Plaintiffs), by Island Mortgage Network out of the 314 Account into other accounts at State Bank controlled by Island Mortgage Network's principals, including operating and payroll accounts.

40. The 314 Account was part of an overall "group account" arrangement involving dozens of accounts maintained at State Bank and controlled by Island Mortgage Network, including the transfer of funds among the accounts. According to the sworn testimony of Frederick C. Braun III, Executive Vice President, State Bank, State Bank was aware that all accounts, including the 314 Account, in the names of Island Mortgage, Action Abstract, National



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Settlement and other affiliated entities and persons,  were treated as one group account under the control of Island Mortgage Network.

41. Between March 1 and June 30, 2000, millions of dollars were wrongfully transferred by Island Mortgage Network out of the 314 Account into National Settlement business checking accounts numbered 41707897 and 41707655 ("National Settlement Business Checking Account 897" and "National Settlement Business Checking Account 655," respectively, or collectively, the "National Settlement Accounts"), as well as various other accounts at State Bank controlled by Island Mortgage Network, with the aid and assistance of State Bank.

42. On June 30, 2000, the New York State Department of Banking (the "Department of Banking") suspended Island Mortgage Network's license based on findings that it had "engaged in dishonest or inequitable practices which may cause substantial harm" and based on Island Mortgage Network's refusal to show the Department of Banking its books and records. Specifically, the Department of Banking stated that:

 - checks issued by or on behalf of Island Mortgage Network had been stopped;

 - Island Mortgage Network had collected fees from consumers in connection with roughly $150,000,000 in transactions that had yet to close;

 - lines of credit on which Island Mortgage Network relied to fund loans had been terminated and/or suspended;

 - Island Mortgage Network failed to supply information on its financial condition to the Banking Department;

 - Island Mortgage advised that absent a takeover by a third-party, it could not meet its current financial obligations; and

 - the Banking Department believed that there was a substantial risk of public harm, that Island Mortgage Network had or was likely to default in performing its financial engagements, and that Island Mortgage had engaged in dishonest or inequitable practices, and concluded that it did not meet the general character and fitness requirements that would warrant the belief that the business is being operated honestly.

II.      The District Court Action

43. On July 11, 2000, one week before Island Mortgage Network and AppOnLine filed for bankruptcy, Household Commercial commenced a lawsuit against
AppOnLine, Island Mortgage Network and Action Abstract in the United States District Court for the Eastern District of New York and moved for, and was granted, a temporary restraining order, which restrained Action Abstract and Island Mortgage Network (and any of their agents, employees, attorneys and representatives, and any other persons under their control or direction) from transferring, expending, using, paying out, disposing or encumbering, in any manner, funds, in the amount up to $11,266,043, in State Bank accounts where they had deposits. Household Commercial also obtained an Order of Attachment against the property of Island Mortgage Network and Action Abstract. The Order of Attachment was served on State Bank, Action Abstract and Island Mortgage Network. This action is stayed against the Debtors by the Bankruptcy Proceedings.


III.     State Bank's Knowledge of and Substantial Assistance in the Fraud

44. State Bank knew the nature of Island Mortgage and Action Abstract's business, their stated intention to use funds provided by Warehouse Parties, including Plaintiffs, to pay for mortgage transactions, and the use of the Action Abstract escrow account to receive funds from Warehouse Parties, including Plaintiffs, designated for use only in financing or purchasing mortgages.

45. The relationship between State Bank and Island Mortgage Network was initiated by and largely maintained by and through Paul Skulsky. Paul Skulsky is a convicted felon, was the beneficial owner of approximately 40% of Defendant AppOnLine's Common Stock, and is the brother of Jeffrey Skulsky, a senior executive of Island Mortgage Network and AppOnLine. Paul Skulsky, Eisele and other Island Mortgage personnel periodically met and communicated with State Bank officers, including Thomas F. Goldrick, Chairman of the Board and Chief Executive Officer, Kenneth M. Scheriff, a senior vice president in the commercial lending group, Kevin Hennessy, a vice president in the commercial lending group, and Peter J. Yovine, a vice president of State Bank and the manager of the Farmingdale, New York branch of State Bank, to discuss the business practices of Island Mortgage Network, Island Mortgage Network operations, the relationship with State Bank and administration of the State Bank accounts.

46. During the period from approximately June 1997 through September 1999, Island Mortgage Network directed Warehouse Parties to wire funds to pay for mortgage transactions to the David Duboff Attorney Trust Account No. 41707160 ("Duboff Trust Account") at State Bank. Mr. Duboff, an attorney licensed to practice law in New York, was represented by Island Mortgage Network to be an independent closing agent for the mortgage loan transactions. On or about October 1999, the 314 Account was opened in the name of Action Abstract at State Bank to replace the Duboff Trust Account as the account to which Island Mortgage Network directed Warehouse Parties to wire funds to pay for mortgage transactions. By memorandum dated October 19, 1999 ("1999 Memorandum"), State Bank's



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Hennessy described the change in accounts, noting that the Duboff Trust
Account received wires for closings, and reporting that the new Action Abstract account, i.e., the 314 Account, would be used in the future in the same manner as the Duboff Trust Account.

47. Concurrently with the opening of the 314 Account, a new account was set up at State Bank in the name of National Settlement, known as the National Settlement Business Checking Account 655, to replace an account called Network National Account No. 41707072 which was previously used to receive transfers of funds from the Duboff Trust Account which covered deficits in the Network National Account. State Bank's Hennessy explained in the 1999 Memorandum that the 314 Account and new National Settlement Business Checking Account 655 would operate in the future in the same manner as the Duboff Trust Account and Network National Account No. 41707072 they replaced.

48. National Settlement was established and headed by a friend of Paul Skulsky named Joseph Panzarella. According to Eisele, National Settlement had no business operations, no offices, no expenses and no revenues. Its sole assets were two bank accounts that were supposed to be used as part of the settlement process by Island Mortgage to administer the closings of mortgages originated by Island Mortgage. These banks accounts were both maintained at State Bank and subject to Island Mortgage's "group account" arrangement. As such, Island Mortgage personnel had exclusive control over these accounts. Island Mortgage personnel transferred funds into and out of these accounts from other Debtor accounts in the group account arrangement. Island Mortgage personnel were responsible for cutting all checks written on the accounts (using a facsimile signature provided by Mr. Panzarella) and for issuing the numerous stop payment orders relating to checks written on these accounts.

49. The 314 Account in the name of Action Abstract was represented by Island Mortgage Network to be an escrow account, and State Bank was aware that it was understood by Warehouse Parties, including Household Commercial, Matrix, and RMST, to be an escrow account. In its Annual Report for the fiscal year ended December 31, 1999, filed with the United States Securities and Exchange Commission, defendant AppOnLine described the use by Island Mortgage Network of financing from Warehouse Parties to conduct its mortgage banking business and stated:
         "During the normal course of operations, Warehouse Lenders provide funding on behalf of [Island Mortgage Network] . . . to third party
                                                              --------------

         escrow accounts for mortgages prior to closing. The escrow balances
         ----------------------------------------------

         vary depending on the Company's volume of business." (Emphasis added).


50. Peter Yovine, who was the manager of the Farmingdale, New York branch of State Bank, where the 314 Account, National Settlement Business Checking Account 665 and the other accounts in Debtors' "group account" arrangement were maintained, invoked the Fifth Amendment when asked by counsel for the Trustee:
"And you knew, didn't you, that the Warehouse Lenders understood that the monies they advanced would be held in an escrow account by an independent escrow agent, correct?  . . . . . You knew that  lender's  understanding  was that the  escrow account was not affiliated with Island  Mortgage,  correct?"

51. The Trustee has stated that the 314 Account in Action Abstract's name was a trust account intended for use by Warehouse Parties, including Household Commercial, Matrix, and RMST, solely to finance or purchase specific mortgage loans; or to be returned.

52. State Bank permitted the National Settlement Business Checking Account 655 to operate in an almost continual deficit from the time it was set up in October 1999 until June 30, 2000, despite infusions of millions of dollars each day from the 314 Account. For example, on March 31, 2000 the account deficit was $7,427,462.40; on April 30, 2000 it was

$5,692,776.08; on May 31, 2000 it was $8,582,606.06;  and during one day in June
2000 the account deficit reached $13,828,400.12.

53. State Bank permitted transfers from the 314 Account to be used on a daily basis to offset the deficits in the National Settlement Business Checking Account 655.

54. State Bank permitted transfers from the 314 Account to be used to cover cash shortfalls in other accounts at State Bank controlled by Island Mortgage Network. According to Eisele, on a daily basis, funds wired by Warehouse Parties to the 314 Account would be transferred to accounts maintained in the name of National Settlement for use in the subsequent funding of mortgage closings, and the balance would be transferred into other accounts of the Debtors to cover expenses for various operational and other shortfalls in the Debtors' accounts. Those transactions, which occurred numerous times each day, were made without regard for corporate formalities.

55. The particulars of the Debtors' daily stop payment orders put State Bank even more clearly on notice of the Debtors' fraud. Each morning, the first step taken by the Debtors to eliminate the prior day's overdraft was to transfer to the National Settlement Business Checking Account 655 all available funds from their other State Bank accounts (monies that, for the most part, had come in overnight from Warehouse Parties). Only after this process had been completed would the Debtors give State Bank their daily list of checks on which payments was to be stopped. Yet another "red flag" alerting State Bank to the Debtors' fraud was the fact that, every day, the Debtors' stops eliminated a multi-million dollar overdraft but created only a very small positive balance, generally amounting to a few hundred dollars or less. State Bank personnel - who devoted significant time to making sure that each day's overdraft was eliminated the next morning, and who closely monitored the balances in the National Settlement

Business Checking Account 655 every day - could not rationally have drawn any conclusion except that the Debtors were routinely and deliberately stopping payment on just enough checks to eliminate each day's overdraft.

56. In fact, internal State Bank memoranda make clear that senior officers at the bank knew this was precisely what the Debtors were doing. For example, in the 1999 Memorandum, State Bank's Hennessy, the State Bank vice president responsible for the Island Mortgage account, observed that overdrafts occurred "virtually daily" in the National Settlement Business Checking Account 655, and that stop payment authorizations were used to eliminate the overdraft whenever "there were not enough wire transfer proceeds to cover the [overdraft]."

57. According to State Bank's Frederick C. Braun, III, State Bank knew that: (a) negative balances occurred in National Settlement Business Checking Account 655 virtually each business day; and (b) a combination of transfers of funds from the 314 Account and stop payment orders from Island Mortgage Network were used to remove the negative balances on a daily basis; and (c) State Bank treated the 314 Account as a source of funds to offset deficits in the National Settlement Business Checking Account 655.

58. On several occasions National Settlement wrote checks on the National Settlement Business Checking Account 655, purportedly to pay off existing mortgages and close mortgage refinancing transactions for which funds had been wired to the 314 Account by Warehouse Parties, including Household Commercial, Matrix, and RMST. However, the account upon which the relevant checks were written did not have sufficient funds to pay the checks. State Bank's Yovine invoked the Fifth Amendment when he was asked by counsel for the Trustee whether he "knew that Island Mortgage as a regular practice issued checks at residential mortgage closings that it knew it would subsequently dishonor. . . ."

59. When a check was returned to National Settlement because of insufficient funds, National Settlement had a pattern, aided and abetted by State Bank, of simply re-issuing another check in the same amount to the same payee, or in certain instances, re-issuing several additional checks to the same payee, with knowledge that neither the initial check nor any subsequent check would be honored because of insufficient funds. This scheme of re-issuing checks had the effect of hiding from payees, as well as the Warehouse Parties, including Household Commercial, Matrix, and RMST, the fact that National Settlement, and therefore Island Mortgage Network and Action Abstract, had insufficient funds to honor the checks. In many instances, Island Mortgage Network, aided and abetted by State Bank, would order a "stop payment" on a check that issued, and re-issued, several times by National Settlement.

60. During at least the period March 1 through June 30, 2000, with knowledge that the funds had been taken from the 314 Account and that the National Settlement Business Checking Account 655 did not have adequate funds, State Bank nevertheless permitted and facilitated National Settlement to re-transfer millions of dollars in lump-sum payments to accounts in the name of David DuBoff ("Duboff"), and Defendant AppOnLine, culminating in a transfer of $1,243,000 on June 30 to an account of State Bank controlled by AppOnLine (Account No. 41707028) (the "7028 Account"). This transfer benefited State Bank and helped mask the fraudulent scheme by eliminating the existing deficit in the 7028 Account.

61. During the month of June 2000 alone, approximately $187,000,000 was transferred into the 314 Account. The majority of these funds came from the Warehouse Parties, including Household Commercial, Matrix; and RMST, however, transfers also were made from related accounts (i.e., accounts in the name of Island Mortgage Network Settlement Account 41701793 (the "193 Account"), the 7028 Account and Duboff). By month's end, with the knowledge of State Bank, the 314 Account was entirely dissipated, with all but $34.76 of the $187,000,000 of funds having been transferred out of the account into other accounts at State Bank controlled by Island Mortgage Network, contrary to the agreements with Plaintiffs and for purposes other than to finance or purchase specified mortgage loan transactions as intended by the Plaintiffs and other Warehouse Parties. These accounts included National Settlement Business Checking Account 897, the 7028 Account, and the 193 Account.

62. Fifty-six separate loans totaling $9,621,774 (face value) made by Plaintiff Household Commercial to Island Mortgage Network were never funded by Island Mortgage Network; rather, these funds were misappropriated for other purposes and as a result, Island Mortgage Network, aided and abetted by State Bank, defrauded Household Commercial and the individual borrowers. Except for one loan made March 13, 2000 (in the amount of $249,900), all of these misappropriated loans were made by Household Commercial during the period June 14 through June 23, 2000.

63. Thirty-nine separate mortgages for which Matrix advanced $5,112,221 to the 314 Account pursuant to the Matrix Agreement were never effected; rather, these funds were misappropriated for other purposes and as a result, Island Mortgage Network, aided and abetted by State Bank, defrauded Matrix and the individual borrowers.

64. Three hundred thirty separate mortgages for which RMST advanced approximately $37,328,983 to the 314 Account pursuant to the RMST Agreement were never effected; rather, these funds were misappropriated for other purposes and as a result, Island Mortgage Network, aided and abetted by State Bank, defrauded RMST and the individual borrowers. RMST additionally advanced approximately $31 million to the 314 Account pursuant to the RMST Agreement to purchase the 247 "dry loans" (as defined in paragraph 37).

Although certain loan documentation was received in connection with these loans, RMST has and will, as a direct and foreseeable result of the fraud alleged herein, suffer losses in connection with these loans.

65. State Bank aided and abetted the roles played by Action Abstract and National Settlement by obtaining and disbursing funds for the benefit of Island Mortgage Network, rather than using such funds to finance or fund the mortgages they were intended by Plaintiffs to finance or fund.

66. With the knowledge and assistance of State Bank, $9,621,774 was diverted from the 314 Account to other accounts controlled by Island Mortgage Network for other purposes, including to pay off loans from State Bank to National Settlement. For example, on June 22, 2000, Plaintiff Household Commercial wired $1,835,654 to the 314 Account to fund 11 specific loans as requested by Island Mortgage Network. On the same day, with the knowledge and assistance of State Bank, after receipt of these funds, $650,000 was transferred from the 314 Account to National Settlement Business Checking Account 897, and about $4.6 million was transferred to National Settlement Business Checking Account 655. This left a balance in the 314 Account of about $266,600. At the time the funds were wired to the National Settlement Business Checking Account 655, this account had a negative balance of more than $7,500,000, and at the close of business on June 22 the negative balance exceeded $8.8 million.

67. On June 23, 2000, Plaintiff Household Commercial wired approximately one-third of the $9.6 million of misappropriated funds ($3,010,200) to the 314 Account to fund 15 specific mortgage loans at the request of Island Mortgage Network. Shortly after Household Commercial's funds were received, State Bank and the Individual Defendants knowingly permitted more than $6 million to be transferred out of the 314 Account into the National

Settlement Business Checking Accounts, i.e., the 897 Account and the 655 Account. At the close of business on June 23, the 314 Account had a balance of only $330,985.84, and the two National Settlement Accounts to which Household Commercial's funds were transferred had substantial negative balances. The 15 mortgage loan transactions were not funded by Island Mortgage Network with the funds provided by Household Commercial, nor were these funds returned to Household Commercial. The transfer of funds from the 314 Account into the two National Settlement Accounts was effected to pay down existing negative balances in those accounts for, among other things, the benefit of State Bank. At the time funds were transferred from the 314 Account into the National Settlement Business Checking Account 655 on June 23, 2000, the account had a negative balance of $8,885,773.22.

68. On June 5, 2000, Plaintiff Matrix wired $726,848 to the 314 Account. On the same day, with the knowledge of State Bank, after receipt of these funds, the sum of $4,770,000 was transferred from the 314 Account to National Settlement Business Checking Account 655, which account had a negative balance as of the close of business that day. The funds sent to the 314 Account were misappropriated by Island Mortgage Network to assist in paying off loans of State Bank to National Settlement with the knowledge and assistance of State Bank.

IV.      The Role of State Bank's Officers in the Fraud

69. State Bank's Hennessy was responsible for the day-to-day administration of the group accounts of Island Mortgage, including the 314 Account. He regularly reviewed the stop payment orders received from Island Mortgage Network. In the 1999 Memorandum, he explained that when wires of funds from Warehouse Parties were insufficient to cover the deficits in the National Settlement Business Checking Account 655, stop payments were received at the Farmingdale Branch to make up the difference and bring the account into a positive position. When asked about the practice of offsetting deficits with wires from Warehouse Parties and stop payment orders, Peter Yovine, the manager of the Farmingdale Branch, testified under examination by the counsel for the Trustee as follows:

Q. And you knew that almost every day there were large negative balances in this disbursement account, correct?

A. I take the Fifth.

Q. You knew that at the end of each day, an overdraft in the millions of dollars would appear in this disbursement account, correct?

A. I take the Fifth.

Q. And you knew that Island Mortgage's practice was to bring that negative balance down to zero the following morning, correct?

A. I take the Fifth.

Q. You knew that each morning Island Mortgage would transfer monies into the overdrawn account from its other accounts, correct?

A. I take the Fifth.

Q. And you knew that once Island Mortgage had transferred in as much money as it could, it then would stop payment on checks in the disbursement account in order to bring the negative balance in that account down to zero, correct?

A. I take the Fifth.

                                   * * *

Q. You knew that this was highly unusual, didn't you, for there to be such a large overdraft and such a larger number of stopped payments in the account in virtually a daily basis?

A. I take the Fifth.

Q. You knew that the Warehouse Lenders would not have been willing to lend to Island Mortgage or its affiliates, had they known that this practice was going on, correct?

A. I take the Fifth.

Q. Yet, you never informed the Warehouse Lenders of this practice, correct?

A. I take the Fifth.

Q. And you continued to administer the various Island Mortgage accounts and the accounts of Island Mortgage's affiliates at State Bank, correct?

A. I take the Fifth.

Q. Now, you were aware, weren't you, that Island Mortgage from time to time had given an explanation to State Bank of why it was stopping payment on so many checks in its disbursement account, correct?

A. I take the Fifth.

Q. You knew that the reason Island Mortgage had given to State Bank related to problems that were supposedly arising at mortgage closings, correct?

A. I take the Fifth.

Q. Specifically, Island Mortgage had told State Bank that sometimes it would become apparent subsequent to a residential mortgage closing that the mortgage had closed improperly, and in those cases it would stop payment on checks, correct?

A. I take the Fifth.

Q. And you understood that this was the reason for all of the stopped payments according to Island Mortgage, correct?

A. I take the Fifth.

Q. And you knew that this reason was untrue, didn't you?

A. I take the Fifth.

Q. You knew that the reason for the stopped payments had nothing whatsoever to do with any problems that were occurring at mortgage closings, correct?

A. I take the Fifth.

Q. Instead you knew the company was stopping payment on checks in an attempt to solve its chronic cash flow problems, correct?

A. I take the Fifth.

Q. You knew that Island Mortgage was engaged in a deliberate and sustained practice throughout its relationship with State Bank of each day stopping payment on large numbers of checks because it didn't have the money to pay those checks, correct?

A. I take the Fifth.

70. Scheriff, to whom Hennessy reported, also refused to answer questions regarding the practice of using stop payment orders to reduce deficits, including whether he requested additional stop orders to protect State Bank:

Q. Rather, you knew that the company was stopping payment on checks because it didn't have enough money in its accounts or elsewhere to pay the various checks that were presented for payment?

A. I take the Fifth Amendment.

Q. You knew that the company was engaging in a deliberate and sustained practice throughout the time it had accounts at State Bank of daily stopping payment on large numbers of checks because it didn't have enough cash to pay those checks, correct?

A. I take the Fifth Amendment.

Q. And you knew that the checks that it was stopping payment on were checks that had been presented by Island Mortgage at residential mortgage closings that had occurred and had closed, correct?

A. I take the Fifth Amendment.

Q. And you knew that as a result, large numbers of people or companies who had received these checks and who had closed in reliance upon these checks were subsequently prejudiced?

A. I take the Fifth Amendment.

Q. Despite your knowledge of the practice that State Bank was engaged in with respect to stop payments, you made no attempt to stop it, correct?

A. I take the Fifth Amendment.

Q. To the contrary, on at least one occasion, you actually asked Island Mortgage to stop payment on additional checks, didn't you?

A. I take the Fifth Amendment.

Q. You did this because you believed on this one or more occasions, that it might be necessary for them to stop payment on additional checks in order to cure the overdraft in their account?

A. I take the Fifth Amendment."

71. The Trustee has alleged that the checks written on the National Settlement Business Checking Account 655 on which payment was stopped averaged 25% of the aggregate dollar amount of all mortgage settlement checks issued by Island Mortgage Network and National Settlement on a monthly basis.

72. State Bank received inquiries from payees on checks written on the National Settlement Business Checking Account 655, but instead of responding, directed the inquiries to Island Mortgage Network. In an e-mail dated April 20, 2000, State Bank's Hennessy directed Stated Bank employees not to respond to inquiries concerning the Island Mortgage Network relationships or stop payment orders. All inquiries, he instructed, should be directed to him, his assistant or Yovine. One State Bank employee upon receiving this directive, wrote a fellow employee the next day saying

         "maybe someone called to verify the availability on a check presented at a closing and was told there was a $5mm o/d? That could pose a problem".

Hennessy further directed that all inquiries regarding check status should be referred to Island Mortgage Network.

73. State Bank's Yovine refused to answer questions concerning the directive from Hennessy not to respond to inquiries about stopped checks:

Q. For example, you were aware, weren't you, that State Bank received large numbers of inquiries from parties to whom checks had been written by Island Mortgage or its affiliates, isn't that right?

A. I take the Fifth.

Q. The payees on these checks would call State Bank and they would ask why has my check been dishonored by the bank, isn't that right?

A. I take the Fifth.

Q. You knew that these calls were coming in on a regular basis to your branch and to other State Bank branches, isn't that right?

A. I take the Fifth.

Q. But you never told - strike that.

   And you participated in some of these telephone calls, didn't you?

A. I take the Fifth.

Q. But you never told the person who was calling the real reason why the check had been dishonored, did you?

A. I take the Fifth.

Q. And, in fact, you instructed others at your branch not to discuss with people who called the reason why their checks had been dishonored?

A. I take the Fifth.

Q. And isn't it true that the reason you did that was you had been instructed by Kevin Hennessy not to respond to telephone inquiries of this sort?

A. I take the Fifth.

Q. Mr. Hennessy had told you that when payees call about checks that had been dishonored, all of these calls should be referred to Island Mortgage, itself, isn't that right?

A. I take the  Fifth.

Q. And, in fact, you've instructed others at your branch to handle these telephone inquiries in that fashion?

A. I take the Fifth.

Q. And you knew, didn't you, that Island Mortgage would not tell the payees the real reason that their checks had been dishonored, isn't that right?

A. I take the Fifth.

Q. You knew that Island Mortgage would deceive the payees about the real reason their checks had been dishonored?

A. I take the Fifth.

74. State Bank aided and abetted Debtors' fraudulent scheme by knowingly permitting National Settlement to issue stop payment orders on thousands of checks and honoring such orders without taking any action to stop, or even question, such highly unusual business practices. Frederick Braun, Executive Vice President of State Bank, when asked by Counsel for the Trustee whether it would have troubled him if he had known in the Spring of 2000 that stopped checks accounted for about 50 percent of all checks that cleared through the National Settlement Business Checking 655 Account, stated "it might have . . . Clearly, it would have indicated heightened activity." Mr. Braun also testified that if he had known about inquiries concerning stop payments, he would have viewed this "as cause for alarm" and would have followed up by initiating inquiries and requests for more explanation from Island Mortgage Network.

75. Hennessy, when confronted with the fact that Island Mortgage Network issued stopped payment orders on hundreds of checks totaling millions of dollars on a daily basis during 1999 and 2000, testified upon examination by counsel for the Trustee as follows:

Q. And isn't it true that you reviewed and approved the list of stop payments each day before they were implemented?

A. I take the Fifth.

                                     * * *

Q. You knew that the company was stopping payment in an attempt to alleviate those chronic liquidity problems, correct?

A. I plead the Fifth.

Q. And you knew that this was a deliberate and a standard practice by the company, which continued throughout almost the entirety of the company's account relationship with State Bank, correct?

A. I plead the Fifth.

                                     * * *


Q. Despite your knowledge of this, you made no attempt to stop it, correct?

A. I plead  the  Fifth.

                                     * * *

Q. You never disclosed to payees, who called and inquired, the real reasons for the stop payments on their check or, indeed, that payment had been deliberately stopped on their checks, correct?

A. I plead the Fifth.

                                      * * *

Q. And isn't it true that the reason you did that was because the Island Mortgage account relationship was a very profitable one that you wanted to continue?

A. I plead the Fifth.

Q. And you wanted to continue to receive commissions, personally, on account of that relationship, correct?

A. I plead the Fifth.

Q. And for these reasons, you affirmatively assisted the Island Mortgage fraud over a period of many months, causing grave harm to a large number of people, correct?

A. I plead the Fifth.

                                     * * *

Q. Did regulators ever inquire why there was such a large number, such a large dollar volume of stop payments on checks drawn from these accounts?

A. I plead the Fifth.

Q. Is it fair to say that you never disclosed to regulators your knowledge of the reasons for the large number of stops in these accounts?

A. I plead  the  Fifth.

76.  Similarly,  Thomas  Goldrick,  Chairman  of the Board  and Chief  Executive
Officer of State Bank, testified as follows upon a written examination by Counsel for the Trustee:

Q. The nature of the Island Mortgage companies' banking practices, including the routine overdrafts and the large number of stop payments, discussed by State Bank's board of directors during at least one board meeting, correct?

A. The witness responds: "Fifth Amendment."

Q. Despite its knowledge of the large number of stop payments and other unusual characteristics of the Island Mortgage companies' accounts, the State Bank board of directors resolved to permit the Island Mortgage companies to continue to operate their accounts at State Bank without change, correct?

A. The witness responds:  "Fifth Amendment."

77. State Bank's Scheriff pled the Fifth Amendment when asked whether State Bank disclosed the fact that overdrafts and stop payments were used to cover chronic cash shortages of Island Mortgage Network to Federal Deposit Insurance Commission auditors in the fall of 1999:

Q. In the fall of 1999, the FDIC conducted one of its periodic audits of State Bank, correct?

A. I take the Fifth Amendment.

Q. In the course of this audit, did the FDIC inquire about the Island Mortgage accounts?

A. I take the  Fifth  Amendment.

Q. In the course of this audit, did the FDIC inquire about the large overdrafts and the large number of stop payments in the Island Mortgage accounts?

A. I take the Fifth Amendment.

Q. And in response to these inquiries, did the bank disclose to the FDIC what it knew about the real reasons for those stop payments?

A. I take the Fifth Amendment.

78. The deficits in the National Settlement Accounts constituted de facto loans by State Bank to National Settlement and Island Mortgage Network.

79. The officers in charge of the "group accounts" arrangement, including the 314 Account and National Settlement Accounts, were from the bank's commercial lending division. Hennessy, the vice president of State Bank responsible for oversight and maintenance of the "group accounts" and maintaining the relationship with Island Mortgage Network, is in the commercial lending division of State Bank, and reports to Scheriff, who is a senior vice president in the bank's commercial lending group. Additionally, State Bank's senior lending officer, Frederick Braun, III, was kept apprised of the Island Mortgage Network relationship and operations by Scheriff and Hennessy.

80. State Bank charged Island Mortgage Network interest at prime rates on the daily negative balances in the National Settlement Business Checking Account 655, calculated by offsetting any positive balance in the 314 Account against the deficit in the account. For example, the total interest charge for June 2000 was $55,881.13.

81. Interest was not charged for overdrafts in other accounts under the "group account" arrangement; rather, they were charged a fee for each check on which payment was stopped.

82. State Bank also risked the inability to cover the daily deficit balances if it did not assist in the perpetration of the fraudulent scheme. According to Frederick Braun, State Bank was aware that the continuous deficits in the National Settlement Business Checking Account 655 placed State Bank at risk if, for example, it failed to receive sufficient funds from the Plaintiffs and other Warehouse Parties wired into the 314 Account, and sufficient stop payment orders from Island Mortgage Network, to place the account in a positive position each morning.

83. The millions of dollars of overdrafts in the National Settlement Business Checking Account 655 were discussed periodically by senior management of State Bank. The relationship with Island Mortgage Network and Overdraft Report for January 2000 were discussed at the Board of Directors meeting on February 29, 2000, attended by Thomas F. Goldrick, Chairman of the Board of Directors and Chief Executive Officer.

84. Overdrafts in the National Settlement Business Checking Account 655 were also discussed at meetings of State Bank's Directors Loan Committee including meetings held July 14, 1999, attended by Scheriff and Hennessy, August 11, 1999, September 8, 1999, attended by Scheriff, and February 9, 2000, attended by Scheriff. At the July 14, 1999 meeting, it was reported that the potential for seeking personal indemnification from officers of Island Mortgage Network "is being pursued." A proposed indemnity agreement dated June 29, 1999 provided for indemnification of State Bank by Paul Skulsky, Jeffrey Skulsky and Capuano for any claims or liabilities "resulting from the Bank's non-payment of" checks for which stop payment was requested. At the Directors Loan Committee meeting held February 9, 2000, "special emphasis" was placed on Island Mortgage overdrafts "as discussed by Ken Scheriff" and it was reported that the bank continued "to pursue an indemnity from the individual shareholders."

85. State Bank's knowledge of and substantial assistance in the fraudulent scheme perpetrated by Debtors at least as early as March 2000 is shown, inter alia, by the following:

(a) It knew that Island Mortgage Network set up and used the 314 Account to obtain funds from Plaintiffs and other Warehouse Parties and that it was represented to them as an escrow account;

(b) It knew Plaintiffs and other Warehouse Parties intended monies advanced at the request of Island Mortgage Network to be placed in an escrow account;

(c) It knew the 314 Account was part of the "group account" arrangement with and controlled by Island Mortgage Network and was not used to finance or purchase mortgages.

(d) It knew that although Action Abstract was represented to the Plaintiffs and other Warehouse Parties to be an independent settlement agent, the representations were false in that Action Abstract was entirely controlled by Island Mortgage Network, was not independent, and was a participant in Island Mortgage Network's "group accounts" maintained by it at State Bank. The representations that Action Abstract was an independent agent and the maintenance of the "group account" arrangement by State Bank with knowledge of the misrepresentations to Plaintiffs and other Warehouse Parties, were integral to the fraudulent scheme;

(e) It knew that funds were sent to the 314 Account by Plaintiffs and other Warehouse Parties for the sole purpose of paying for specific mortgages with the expectation the funds would only be transferred out of the account to pay for specified mortgages, or otherwise would be returned to Plaintiffs and other Warehouse Parties;

(f) It knew that the 314 Account was used for a different and improper purpose, namely, to funnel money into operating and other accounts to benefit Island Mortgage Network by, among other things, covering cash shortages, and to pay off loans to National Settlement by State Bank, which earned interest for State Bank, and it approved its use for this purpose;

(g) It knew that stop payment orders were used by Island Mortgage Network to assist in eliminating negative balances in National Settlement Business Checking Account 655 and it approved their use for their purpose;

(h) It refused to answer inquiries from payees of checks on which payment was stopped, and referred them to Island Mortgage Network for an explanation, and it refused to tell Federal auditors the reasons for the millions of dollars of overdrafts in the National Settlement Business Checking Account 655 - all to maintain a profitable relationship with one of its largest customers, and to avoid the loss of the daily deficit balance if it did not assist Debtors in the continued perpetuation of the scheme.

86. State Bank's knowledge of and substantial assistance in the implementation of Debtors' fraudulent scheme is further evidenced by the refusal of four of State Bank's officers to answer questions under oath - on the grounds that their answers might incriminate them - when examined by counsel for the Trustee concerning their dealings with Island Mortgage Network, Action Abstract, National Settlement and other affiliated entities and persons. For example, Thomas F. Goldrick, State Bank's Chairman and Chief Executive Officer, testified in a written examination as follows:

Q. For example, you knew that, as a general matter, Warehouse Lenders require that the monies they advance be held in an escrow account by an escrow agent unaffiliated with the mortgage banking company to which they are lending, correct?

A. The witness responds: "Fifth Amendment."

Q. You were aware, however, that throughout the time the Island Mortgage companies had accounts at State Bank, the account to which their Warehouse Lenders advanced funds was not controlled by an independent escrow agent, correct?

A. The witness responds: "Fifth Amendment."

                                      * * *

Q. And you knew that, for the last ten months that the Island Mortgage companies had accounts at State Bank, warehouse loans made to the Island Mortgage companies were advanced to an escrow account in the name of a title company known as Action Abstract, Inc. ("Action Abstract"), correct?

A. The witness responds: "Fifth Amendment."

Q. You knew also, didn't you, that, each day, most or all of the monies in the . .. . Action Abstract escrow account were transferred into another account at State Bank, which was referred to as the "disbursement account"?

A. The witness responds: "Fifth Amendment."

Q. For . . . the last ten months that the Island Mortgage companies had accounts at State Bank, this disbursement account was in the name of a company known as National Settlement Services Corp. ('National Settlement'), correct?

A. The witness responds: "Fifth Amendment."

Q. You knew that the accounts in the name of . . . National Settlement, like those in the name of . . . Action Abstract, were entirely controlled by executives at Island Mortgage, correct?

A. The witness responds: "Fifth Amendment."

                                      * * *


Q. You knew, didn't you, that the number and magnitude of stop payments in the disbursement account was highly uncharacteristic of the mortgage banking business?

A. The witness responds:  "Fifth Amendment."

Q. You also knew, didn't you, that the Island Mortgage companies' sustained practice, over many months, of stopping payment on such a large number and dollar volume of checks could not plausibly be attributed to any legitimate business purpose?

A. The witness responds: "Fifth Amendment."

                                     * * *

Q. You knew, didn't you, that, as a general matter, Warehouse Lenders would not willingly continue to lend to a company that they knew was engaged in a sustained practice of stopping payment on large numbers of checks, as the Island Mortgage companies were doing?

A. The witness responds: "Fifth Amendment."


                                    COUNT ONE
                             MONEY HAD AND RECEIVED
        (Against Defendants Action Abstract and Island Mortgage Network)

87. Plaintiffs repeat and reallege the allegations set forth in paragraphs 1 through 86 hereof, as though fully set forth herein.

88. At the request of Island Mortgage Network, Plaintiffs wired funds to the 314 Account, totaling over $52,000,000, in conjunction with the anticipated closings of mortgage loan transactions. At all relevant times, Action Abstract acted at the direction and control of Island Mortgage Network.

89. Those funds were wired for the benefit of Island Mortgage Network and Action Abstract to finance or purchase specified mortgage loan transactions.

90. Action Abstract received the funds in the 314 Account at State Bank. The funds were to be used for the explicit, specific, and sole purpose of funding specified mortgage closings transacted by Island Mortgage Network.

91. Because the Department of Banking suspended the license of Island Mortgage Network to do business in the State of New York, and because Island Mortgage Network and AppOnLine have otherwise breached their respective agreements with Household Commercial, Matrix, and RMST, these agreements were properly terminated by Household Commercial, Matrix, and RMST. Further, the closings of the anticipated mortgage transactions by Island Mortgage Network have not taken place and will not take place within the prescribed time period. Therefore, Plaintiffs properly demanded the return of their funds, which have not been returned.

92. Accordingly, Action Abstract and Island Mortgage Network are obligated to immediately return funds to Plaintiffs in an amount to be proven at trial, but estimated to be not less than $52,000,000, plus other compensatory damages and appropriate interest.

                                    COUNT TWO
                                   CONVERSION
(Against Defendants Action Abstract, Island Mortgage Network, and National Settlement)

93. Plaintiffs repeat and reallege each and every allegation in paragraphs 1 through 92 hereof, as though fully set forth herein.

94. The seizure of, and/or failure to return funds constitutes an unlawful possession of property by Action Abstract, Island Mortgage Network, and National Settlement.

95. This unlawful possession was taken in conscious disregard of rights.

96. Action Abstract, Island Mortgage Network and National Settlement have converted property by wrongfully retaining the funds and by failing to return the funds to Plaintiffs despite multiple requests. Such actions are unlawful and in contravention of Plaintiffs' clear legal rights.

97. By reason of the above, Plaintiffs are entitled to judgment against Action Abstract, Island Mortgage Network and National Settlement in an amount to be proven at trial, but estimated to be not less than $52,000,000, plus appropriate interest, other compensatory damages, and punitive damages.


                                   COUNT THREE
                     BREACH OF HOUSEHOLD COMMERCIAL CONTRACT
           (Against Defendants Island Mortgage Network and AppOnLine)

98. Plaintiff Household Commercial repeats and realleges each and every allegation set forth in paragraphs 1 through 97 hereof, as though fully set forth herein.

99.  Plaintiff  Household  Commercial  entered  into  the  Household  Commercial
Agreements with Island Mortgage Network and AppOnLine to finance specified residential mortgages.

100. Plaintiff Household Commercial has fully performed its contractual obligations under the Household Commercial Agreements with Island Mortgage Network and AppOnLine.

101. As set forth above, Island Mortgage Network and AppOnLine have materially breached their obligations to Plaintiff Household Commercial under the Household Commercial Agreements.

102. By reason of the above, Plaintiff Household Commercial is entitled to judgment against Island Mortgage Network and AppOnLine in an amount to be proven at trial, but estimated to be not less than $10,000,000, plus other compensatory damages and appropriate interest.


                                   COUNT FOUR
                            BREACH OF MATRIX CONTRACT
           (Against Defendants Island Mortgage Network and AppOnLine)

103. Plaintiff Matrix repeats and realleges each and every allegation set forth in paragraphs 1 through 102 hereof, as though fully set forth herein.

104. Plaintiff Matrix entered into the Matrix Agreement with Island Mortgage Network and AppOnLine to purchase specified residential mortgages.

105. Plaintiff Matrix has fully performed its contractual obligations under the Matrix Agreement with Island Mortgage Network and AppOnLine.

106. As set forth above, Island Mortgage Network and AppOnLine have materially breached their obligations to Plaintiff Matrix under the Matrix Agreement with each of them.

107. By reason of the above, Plaintiff Matrix is entitled to judgment against Island Mortgage Network and AppOnLine in an amount to be proven at trial, but estimated to be not less than $5,000,000, plus other compensatory damages and appropriate interest.


                                   COUNT FIVE
                             BREACH OF RMST CONTRACT
           (Against Defendants Island Mortgage Network and AppOnLine)

108. Plaintiff RMST repeats and realleges each and every allegation set forth in paragraphs 1 through 107 hereof, as though fully set forth herein.

109. Plaintiff RMST entered into the RMST Agreement with Island Mortgage Network and AppOnLine (as guarantor) to purchase specified residential mortgages.

110. Plaintiff RMST has fully performed its contractual obligations under the RMST Agreement with Island Mortgage Network and AppOnLine.

111. As set forth above, Island Mortgage Network and AppOnLine have materially breached their obligations to Plaintiff RMST under the RMST Agreement with each of them.

112. By reason of the above, Plaintiff RMST is entitled to judgment against Island Mortgage Network and AppOnLine in an amount to be proven at trial, but estimated to be not less than $37,000,000, plus other compensatory damages and appropriate interest.


                                    COUNT SIX
                                      FRAUD
  (Against Defendants Action Abstract, Island Mortgage Network and AppOnLine)

113. Plaintiffs repeat and reallege each and every allegation in paragraphs 1 through 112 hereof, as though fully set forth herein.

114. The funds that Plaintiffs provided to finance specified mortgages under their respective warehouse credit agreements were wired at Island Mortgage Network's request to the 314 Account located at State Bank.

115. Defendants Action Abstract, Island Mortgage Network and AppOnLine, at least from March through June 2000, made repeated material false representations to Plaintiffs, as described herein, as to the status of the mortgages and the use of funds advanced under their respective agreements with Household Commercial, Matrix, and RMST. From at least March through June 2000, Island Mortgage Network made repeated material false representations to Plaintiffs as to the nature of operations and independent status of Action Abstract, and nature, purpose and use of the 314 Account. These representations were made by Edward Capuano, Jeffrey Skulsky, Cindy Eisele, Patrick A. Reilly, and Robert L. Knickman, and also by the employees of Island Mortgage Network who executed the requests for funds for specific mortgages to be wired to the 314 Account by Household Commercial, Matrix, and RMST. Each false representation concerning each of the relevant mortgage transactions, Action Abstract, and the 314 Account constitutes an independent fraud, and together constitute an ongoing pattern and practice of fraud.

116. Action Abstract, Island Mortgage Network and AppOnLine knew at the time they made the material false representations that they did not, and would not, use the 314 Account as an escrow account, and that they did not, and would not, use some or all of the funds advanced by Plaintiffs for their intended purpose, and/or have the necessary collateral, closing and title documents for each mortgage transaction, and the material misrepresentations were made intentionally with the purpose of defrauding Plaintiffs of funds.

117. Plaintiffs each relied upon the material false representations to their detriment by authorizing and advancing funds under their respective agreements with Island Mortgage Network and AppOnLine.

118. Island Mortgage Network, Action Abstract and AppOnLine had opportunity and motive in terms of maintaining a national, multi-million-dollar mortgage banking enterprise by diverting funds to cover chronic cash shortages, pay salaries, purchase shares of AppOnLine to artificially inflate the stock price and other benefits to officers to implement the fraudulent scheme.

119. The conduct of Action Abstract, Island Mortgage Network and AppOnLine has been willful and malicious.

120. By reason of the foregoing fraud, Plaintiffs have been damaged in an amount to be proven at trial, but estimated to be not less than $52,000,000.

121. By reason of the willful and malicious conduct of Action Abstract, Island Mortgage Network and AppOnLine, Plaintiffs seek, and are entitled, to punitive damages in an amount to be determined at trial.

122. Plaintiffs also seek the imposition of a constructive trust on all monies that they advanced to Island Mortgage Network under their respective agreements that have not been disbursed to borrowers wherever those funds may now be located.


                                   COUNT SEVEN
                            BREACH OF FIDUCIARY DUTY
  (Against Defendants Action Abstract, Island Mortgage Network and AppOnLine)

123. Plaintiffs repeat and reallege each and every allegation in paragraphs 1 through 122 hereof, as though fully set forth herein.

124. Island Mortgage Network and AppOnLine held themselves out as skilled mortgage bankers and held Action Abstract out as an independent, third party closing agent for their mortgage loan transactions, and Plaintiffs therefore placed their trust and confidence in them.

125. Pursuant to the Household Commercial Agreements, the Matrix Agreement, and the RMST Agreement, Island Mortgage Network and AppOnLine assumed responsibility for handling mortgage loan transactions funded by Plaintiff Household Commercial, and mortgages to be purchased by Plaintiffs Matrix and RMST, including a commitment to accept and use funds provided by Plaintiffs for the sole purpose of financing or purchasing specific mortgages, or to return the funds, and ensuring that proper procedures were followed to safeguard Plaintiffs' investments in, and to comply with instructions from Plaintiffs with respect to, such transactions.

126. Action Abstract was represented to Plaintiffs as an independent, third party closing agent who would accept and hold funds provided by Plaintiffs in escrow for sole use in specified mortgage transactions, and funds were specifically requested by Island Mortgage Network on this basis and were wired to the 314 Account on the understanding they would be held in trust.

127. At all relevant times herein, Defendants Action Abstract, Island Mortgage Network and AppOnLine owed a duty to Plaintiffs to hold the funds provided by Plaintiffs as fiduciaries solely for use in specified mortgage transactions or immediately to return the funds to Plaintiffs, acted as fiduciaries to Plaintiffs and were thus under a duty to act for the benefit of Plaintiffs.

128. Action Abstract, Island Mortgage Network and AppOnLine breached their duties as fiduciaries to Plaintiffs by failing either to use the funds advanced by Plaintiff Household Commercial to finance, and the funds advanced by Plaintiff Matrix to purchase, specified mortgages or to repay the monies justly due under their respective agreements with Plaintiffs and by improperly converting Plaintiffs' funds.

129. By reason of the above, Plaintiffs are entitled to judgment against Action Abstract, Island Mortgage Network and AppOnLine in an amount to be proven at trial, but estimated to be not less than $52,000,000, plus appropriate interest, other compensatory damages and punitive damages.


                                   COUNT EIGHT
                            AIDING AND ABETTING FRAUD
                         (Against Defendant State Bank)

130. Plaintiffs repeat and reallege each allegation in paragraphs 1 through 129 hereof, as though fully set forth herein.

131. A fraud was perpetrated on Plaintiffs by Action Abstract, Island Mortgage Network and AppOnLine.

132. State Bank knew of and participated in the fraudulent scheme perpetrated by Action Abstract, Island Mortgage Network and AppOnLine:

(a) State Bank's Yovine's participation involved, among other things, as a vice president of State Bank and Manager of the Farmingdale Branch, where the Island Mortgage Network group accounts, including the 314 Account, were maintained, sharing responsibility with Hennessy for the maintenance and administration of the group account arrangement and the relationship with Island Mortgage Network; periodically communicating with Island Mortgage Network employees concerning the operation of the group account arrangement; and working with Hennessy to insure inquiries from payees on checks in National Settlement Business Checking Account 655, on which payments were stopped, were not answered by bank employees, but were referred to Island Mortgage Network;

(b) Hennessy's participation involved, among other things, as a Vice President in the Commercial Lending Division of State Bank and the person primarily responsible for the Island Mortgage Network relationship, periodically meeting with representatives of Island Mortgage Network concerning use and maintenance of the group account arrangement; reviewing and approving on a day-to-day basis stop-payment orders on checks in the National Settlement Business Checking Account 655; approval of transfers from the 314 Account to other accounts under the control of Island Mortgage Network as requested by Eisele and others at Island Mortgage Network; authorizing loans to Island Mortgage Network, including the assessment of interest calculated on the difference between the deficits in the National Settlement Business Checking Account 655 and funds in the 314 Account; directing State Bank employees not to respond to inquiries from payees on checks written on National Settlement Business Checking Account 655, on which payments were stopped, but instead directing all inquiries to be referred to Island Mortgage Network; and working with his superior, Scheriff, a Senior Vice President in the Bank's Commercial Lending Group, to supervise the Island Mortgage Network relationship;

(c) Scheriff's participation involved, among other things, exercising senior responsibility for the Island Mortgage Network relationship; working with Hennessy to supervise this relationship and the group account arrangements; periodically informing the Directors' Loan Committee concerning the operations of Island Mortgage Network and its dealings with State Bank, including the risks presented by the loans extended to Island Mortgage Network by State Bank; and pursuing an indemnity from shareholders of Island Mortgage Network to protect the Bank against potential losses on the loans extended by State Bank.

133. State Bank provided substantial assistance during at least March 2000 through June 2000 to advance the fraud perpetrated by Action Abstract, Island Mortgage Network and AppOnLine by, inter alia:

(a) extending loans to Island Mortgage Network by permitting the National Settlement Business Checking Account 655 at State Bank to operate in almost continuous deficit and then, with knowledge that the 314 Account was represented to Plaintiffs and other Warehouse Parties to be an escrow account, effectuating transfers of funds wired by Plaintiffs to the 314 Account to assist in paying off loans from State Bank;

(b) executing transfers of funds from the 314 Account and National Settlement Accounts to other accounts controlled by Island Mortgage Network at State Bank with knowledge that the transfers were for purposes other than funding mortgages for which the funds were wired to the 314 Account by Plaintiffs;

(c) approving on a regular basis stop payments on checks written on the National Settlement Business Checking Account 655 to alleviate shortages of cash of Island Mortgage Network and to assist in paying off State Bank's loans to Island Mortgage Network;

(d) continuing to loan funds to Island Mortgage Network by permitting virtually continuous deficits in the National Settlement Business Checking Account 655 despite the knowledge that funds were being diverted from the 314 Account to assist in paying off the loans, and that the use and diversion of Plaintiffs' and other Warehouse Parties' cash was the only means of avoiding default on the loans to Island Mortgage Network and the incurrence of losses by State Bank on those loans;

(e) effectuating transfers of funds wired by Plaintiffs to the 314 Account to Island Mortgage Network's payroll and operating accounts after the Department of Banking had suspended Island Mortgage Network's mortgage banking license;

(f) permitting and facilitating National Settlement to issue and re-issue checks in connection with mortgage loan transactions for the purpose of delaying Plaintiffs' discovery that Island Mortgage Network lacked sufficient funds to honor the relevant checks;

(g) refusing to inform federal bank regulators of the reasons for the continuous deficits and stop payments in the National Settlement Business Checking Account 655 at State Bank controlled by Island Mortgage Network;

(h) refusing to respond to inquiries about stop payment orders from payees of checks written on the National Settlement Business Checking Account 655, and, instead, referring them to Island Mortgage Network for a response;

(i) directing State Bank employees to refuse to discuss stop payment orders or any other aspects of the Island Mortgage Network relationship with State Bank with third parties; and

(j) seeking indemnification from shareholders of Island Mortgage Network for failure to honor checks that Island Mortgage Network requested be dishonored to protect against loss on State Bank's loans to Island Mortgage Network.

134. As the primary bank for the Debtors, State Bank had both the motive and the opportunity to aid and abet their fraudulent scheme through the oversight and maintenance of dozens of accounts in the "group account" arrangement established by the Debtors at State Bank and directly administered by Hennessy and Yovine. In particular, State Bank had motive to participate in Debtors' fraudulent scheme because, among other things, the Debtors' were among State Bank's largest clients and State Bank desired to continue receiving the fees and interest income that the Debtors' accounts generated. The scheme - as structured by Island Mortgage Network together with State Bank - also provided commissions to Hennessy.

135. State Bank at the very least acted recklessly and in a manner demonstrating conscious misbehavior:

(a) in approving millions of dollars of overdrafts to be extinguished on a daily basis with funds from an escrow account, i.e., the 314 Account;

(b) permitting stop payments on thousands of checks in the National Settlement Business Checking Account 655;

(c) failing to investigate or take other action to stop these highly unusual and harmful business practices;

(d) failing to answer inquiries from payees of checks they knew were written to cover mortgage loan closings on which payment was stopped;

(e) failing to tell Federal bank regulators during an audit of the bank the reasons for the overdrafts and stop payments; and

(f) with knowledge of the purpose of the 314 Account deposits and Plaintiffs' intended use for the Account, failing to notify Plaintiffs and other Warehouse Parties of the pattern and practice of overdrafts, stopped payments and reasons therefor.

The inevitable conclusion from these circumstances is that State Bank consciously acted to facilitate and cover up the fraudulent scheme devised by Debtors to ensure that loans from State Bank to Debtors were paid off through the improper diversion of funds provided by Plaintiffs.

136. The damages sustained by Plaintiffs were a direct and foreseeable result of the conduct of State Bank in aiding and abetting Debtors' fraud.

137. By reason of the above, Plaintiffs are entitled to judgment against State Bank in an amount to be proven at trial, but estimated to be not less than $52,000,000, plus appropriate interest, other compensatory damages and punitive damages.


                                   COUNT NINE
                  AIDING AND ABETTING BREACH OF FIDUCIARY DUTY
                         (Against Defendant State Bank)

138. Plaintiffs repeat and reallege each allegation in paragraphs 1 through 137 hereof, as though fully set forth herein.

139. As set forth above, Action Abstract, Island Mortgage Network and AppOnLine owed a fiduciary duty to Plaintiffs and each breached its respective fiduciary duty owed to Plaintiffs. At least as early as March 2000, State Bank knew of the fiduciary duty owed to Plaintiffs by the Debtors, including their conduct of a mortgage banking business, their solicitation of funds from Plaintiffs, and that Plaintiffs expected such funds to be held in escrow in the 314 Account solely for use to finance specified mortgage transactions.

140. State Bank knowingly participated in the breach of fiduciary duty owed to Plaintiffs by Action Abstract, Island Mortgage Network and AppOnLine by, inter alia:

(a) extending loans to Island Mortgage Network by permitting National Settlement Business Checking Account 655 at State Bank to operate during at least March 2000 through June 2000 in almost continuous deficits, and then effectuating transfers of funds wired by Plaintiffs to the 314 Account to assist in paying off State Bank's loans;

(b) executing transfers of funds from the 314 Account and National Settlement accounts to other accounts controlled by Island Mortgage Network at State

Bank for purposes other than funding mortgages for which the funds were wired to the 314 Account by Plaintiffs;

(c) approving on a regular basis stop payments on checks to alleviate shortages of cash of Island Mortgage Network and to assist in paying off loans of State Bank to Island Mortgage Network;

(d) continuing to loan funds to Island Mortgage Network by permitting virtually continuous deficits in the National Settlement Business Checking Account 655 despite the knowledge that funds were being diverted from the 314 Account to assist in paying off the loans, and that use and diversion of Plaintiffs' and other Warehouse Parties' cash was the only means of avoiding default on the loans to Island Mortgage Network and the incurrence of losses by State Bank on those loans.

(e) effectuating transfers of funds wired by Plaintiffs to the Action Abstract 314 Account to Island Mortgage Network's payroll and operating accounts after the Department of Banking had suspended Island Mortgage Network's mortgage banking license;

(f) permitting and facilitating National Settlement to issue and re-issue checks in connection with mortgage loan transactions for the purpose of delaying Plaintiffs' discovery that Island Mortgage Network lacked sufficient funds to honor the relevant checks;

(g) failing to inform Federal bank regulators of the reasons for the continuous deficits and stop payments in the National Settlement Business Checking Account 655 controlled by Island Mortgage Network; and

(h) refusing to respond to inquiries from payees of checks written on the National Settlement Business Checking Account 655 regarding the reasons for the stop payments and, instead, referring their inquiries to Island Mortgage Network.

141. Plaintiffs were damaged as a result of the breach of fiduciary duty by Action Abstract, Island Mortgage Network and AppOnLine.

142. By reason of the above, Plaintiffs are entitled to judgment against State Bank in an amount to be proven at trial, but estimated to be not less than $52,000,000, plus appropriate interest, other compensatory damages and punitive damages.


                                    COUNT TEN
                                   NEGLIGENCE
                         (Against Defendant State Bank)

143. Plaintiffs repeat and reallege each allegation in paragraphs 1 through 142 hereof, as though fully set forth herein.

144. Action Abstract and Island Mortgage Network misappropriated or converted Plaintiffs' funds. At least as early as October 1999, State Bank, including its officers Peter Yovine, Kenneth Scheriff and Kevin Hennessy, knew of such misappropriation and conversion of funds sent by Warehouse Parties to the 314 Account.

145. State Bank knew the nature of Island Mortgage's business, including the use of funds from Warehouse Parties, including Plaintiffs, to finance its mortgage banking business, knew that the 314 Account was represented to Plaintiffs and other Warehouse Parties as an escrow account, and knew that Warehouse Parties, including Plaintiffs, wired funds to the 314 Account on the understanding they would be held in trust for use only in specified mortgage transactions.




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

146. State Bank knew of the chronic deficits in the National Settlement Business Checking Account 655, the constant transfers from the 314 Account to this account and the constant stop payment orders from Island Mortgage Network to assist in extinguishing the deficits. State Bank had actual notice of the misappropriation of funds from the 314 Account by Action Abstract, National Settlement and Island Mortgage Network.

147. State Bank, with actual notice that the wrongful transfers of funds wired to the 314 Account by Plaintiffs and other Warehouse Parties were taking place, accepted the wrongful transfer of funds from the 314 Account to pay itself back for its loans to Island Mortgage Network.

148. By reason of the knowledge of State Bank alleged hereinabove, State Bank owed a duty to Plaintiffs to acknowledge the clear signs of misappropriation of Plaintiffs' funds and, based thereon, to conduct an inquiry reasonably calculated to discover Debtors' fraudulent scheme.

149. State Bank failed to acknowledge clear signs that such misappropriation was occurring or had occurred, and failed to respond appropriately, thereby violating its common law duty of care to Plaintiffs triggered by its actual notice of the misappropriation.

150. The damages sustained by Plaintiffs were a direct and foreseeable result of the failure of State Bank to perform the duty of care owed to the Plaintiffs.

151. By reason of the above, Plaintiffs are entitled to judgment against State Bank in an amount to be proven at trial, but estimated to be not less than $52,000,000, plus appropriate interest, and other compensatory damages.

152. WHEREFORE, Plaintiffs demand judgment as follows:

A. On Count One, Plaintiffs demand judgment against Action Abstract and Island Mortgage Network in an amount to be proven at trial, but estimated to be not less than $52,000,000, plus other compensatory damages and appropriate interest;

B. On Count Two, Plaintiffs demand judgment against Action Abstract and Island Mortgage Network in an amount to be proven at trial, but estimated to be not less than $52,000,000, plus appropriate interest, other compensatory damages, and punitive damages;

C. On Count Three, Plaintiff Household Commercial demands judgment against Island Mortgage Network and AppOnLine in an amount to be proven at trial, but estimated to be not less than $10,000,000, plus other compensatory damages and appropriate interest;

D. On Count Four, Plaintiff Matrix demands judgment against Island Mortgage Network and AppOnLine in an amount to be proven at trial, but estimated to be not less than $5,000,000, plus compensatory damages and appropriate interest.

E. On Count Five, Plaintiff RMST demands judgment against Island Mortgage Network and AppOnLine in an amount to be proven at trial, but estimated to be not less than $37,000,000, plus compensatory damages and appropriate interest.

F. On Count Six, Plaintiffs demand judgment against Action Abstract, Island Mortgage Network and AppOnLine in an amount to be proven at trial, but estimated to be not less than $52,000,000, plus other compensatory damages and appropriate interest;

G. On Count Seven, Plaintiffs demand judgment against Action Abstract, Island Mortgage Network and AppOnLine in an amount to be proven at trial, but estimated to be not less than $52,000,000, plus appropriate interest thereon, other compensatory damages, and punitive damages;

H. On Count Eight, Plaintiffs demand judgment against State Bank in an amount to be proven at trial, but estimated to be not less than $52,000,000, plus appropriate interest thereon, other compensatory damages, and punitive damages;

I. On Count Nine, Plaintiffs demand judgment against State Bank in an amount to be proven at trial, but estimated to be not less than $52,000,000, plus appropriate interest thereon, other compensatory damages, and punitive damages;

J. On Count Ten, Plaintiffs demand judgment against defendant State Bank in an amount to be proven at trial, but estimated to be not less than $52,000,000, plus appropriate interest thereon, other compensatory damages, and punitive damages, and for such other and further relief as this Court may deem equitable, just, necessary and proper, including but not limited to attorneys' fees and costs of litigation.


Dated: New York, New York
       June 4, 2002


WACHTEL & MASYR, LLP                             CAHILL GORDON & REINDEL


By:           /s/                              By:             /s/
   ----------------------------                     ----------------------------
   Stephen J.  Cohen (SC 1289)                      Howard G.  Sloane (HS 0090)
                                                    Robert M.  Hallman (RH 7495)
   110 East 59th Street
   New York, New York 10022                         80 Pine Street
   Telephone: (212) 909-9500                        New York, New York 10005
                                                    Telephone: (212) 701-3000

   Attorneys for Plaintiff Matrix                   Attorneys for Plaintiff
     Capital Bank                                    Household Commercial
                                                     Financial Services, Inc.



SHEARMAN & STERLING


By:         /s/
   --------------------------------
   James L.  Garrity, Jr.  (JG 8389)
   George J.  Wade (GW 6389)

   599 Lexington Avenue
   New York, New York 10022-6069
   Telephone: 212-848-4000

   Attorneys for Plaintiff HSA Residential
    Mortgage Services of Texas



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